Exhibit 10.2

3CI EMPLOYEE RETENTION PROGRAM

1.             ESTABLISHMENT OF PROGRAM.  The Company establishes the 3CI Employee Retention Program, as set forth herein and as it may amended from time to time (the “Program”), effective as of December 31, 2005.   Bonuses granted under this Program shall be subject to (a) the terms and conditions of this Program and the respective Retention Award Agreement (defined below) executed by each employee of the Company who is granted a Bonus under the Program, as such documents may be amended from time to time, (b) Court Approval (defined below), and (c) distribution of the Settlement Proceeds (defined below).

2.             PURPOSE.  The Company is a party to a settlement agreement pursuant to which Stericycle, Inc., a Delaware corporation and the Company’s majority stockholder (“Stericycle”), has agreed to pay the Settlement Proceeds to settle the Louisiana Suit (defined below).  Subject to Court Approval, the Settlement Proceeds are to be distributed on the Effective Time of Settlement (defined below).  Prior to the Effective Time of Settlement, the Company will continue its business operations.  The purpose of this Program is to assist the Company in maintaining those operations by providing incentive to the Company’s employees to remain employed and to continue working for the Company through the Effective Time of Settlement.

3.             DEFINITIONS.  As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Bonus” means the right granted to an Employee under the Program and his respective Retention Award Agreement to receive a cash bonus in the amount and under the terms, conditions and limitations that the Special Committee establishes.

(c)           “Cause” means (a) Employee’s gross negligence in the performance of his duties as an employee of the Company, or the intentional nonperformance or intentional mis-performance of such duties; (b) Employee’s failure to abide by or comply with the Company’s written policies and procedures as of December 31, 2005; (c) Employee’s dishonesty, fraud or willful misconduct with respect to the business or affairs of the Company; (d) Employee’s conviction of a felony or other crime involving moral turpitude; or (e) Employee’s abuse of alcohol or drugs (legal or illegal) that, in the Special Committee’s sole judgment, impairs the Employee’s ability to perform his duties as an employee of the Company.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.  Reference in the Program to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(e)           “Committee” means the Special Committee of the Board, the members of which are Stephen B. Koenigsberg and Kevin J. McManus.

(f)            “Company” means 3CI Complete Compliance Corporation, dba American 3CI, a Delaware corporation.

(g)           “Court” means the First Judicial District Court, Caddo Parish, Louisiana, Honorable Judge Roy L. Brun presiding.

(h)           “Court Approval” means when the order and judgment of the Court in the Louisiana Suit, including, but not limited to, approval of the payment of the Bonuses granted pursuant to this Program, become final and no longer subject to review by appeal.

(i)            “Director” means a member of the Board.

(j)            “Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.  Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(k)           “Effective Time of Settlement” means 9 a.m. central time on the later of (a) the day following the date on which the Final Order and Judgment is no longer subject to review by appeal, or (b) the day following the date on which any appeal from the Final Order and Judgment is finally resolved, either because a petition for certiorari is denied or by reason of affirmance by a court of last resort or by lapse of time following affirmance or dismissal of the appeal by an intermediate appellate court or otherwise, provided that the Final Order and Judgment is not reversed or materially modified by the Court or any reviewing court.

(l)            “Employee” means any person, including an officer but not a Director, who is employed by the Company.

(m)          “Final Order and Judgment” means the final order and judgment of the Court dismissing the Louisiana Suit with prejudice and without further costs, including, but not limited to, claims for interest, penalties, costs and attorneys’ fees, that the plaintiffs or defendants have alleged or may have alleged in connection with the Louisiana Suit or that are covered by the releases executed in conjunction with the dismissal of the Louisiana Suit.

(n)           “Louisiana Suit” means cause no. 467704-A, Robb et al. v. Stericycle, Inc. et al., in the Court.

(o)           “Retention Award Agreement” means the written agreement evidencing the award of a Bonus pursuant to this Program executed by the Company and an Employee, including any amendments thereto.

American 3CI

Employee Retention Program

(p)           “Section” means a section of this Program unless otherwise stated or the context otherwise requires.

(q)           “Settlement Agreement” means that certain settlement agreement, dated as of November 11, 2005, as it may be amended or modified from time to time, pursuant to which the parties to the Louisiana Suit have agreed to settle all claims in the Louisiana Suit.

(r)            “Settlement Proceeds” means the $32,500,000 in cash that Stericycle has paid to settle the allegations against it and its affiliates in the Louisiana Suit.

4.             BONUSES UNDER THE PROGRAM. Subject to Court Approval, the maximum aggregate amount of the Settlement Proceeds with respect to which Bonuses may be granted under this Program shall be $1,000,000 in cash (the “Bonus Pool”).  Any amount of the Bonus Pool granted pursuant to this Program or a Retention Award Agreement that is forfeited or canceled shall be deemed not to have been granted for purposes of determining the maximum aggregate amount that may be paid under the Program and shall again be available for Bonus grants under the Program.  Notwithstanding any provision of this Program or any Retention Award Agreement to the contrary, no Bonus or any other amount shall be paid to any Employee under the Program or any Retention Award Agreement unless and until the Effective Time of Settlement and distribution of the Settlement Proceeds.

5.             ELIGIBILITY.  Bonuses may only be granted to Employees of the Company. The Special Committee in its sole discretion shall select the recipients of Bonuses.  An Employee may be granted more than one Bonus under the Program, and Bonuses may be granted at any time or times during the term of the Program.  The grant of a Bonus to an Employee shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Bonuses under the Program or any other employee benefit given by the Company.

6.             TERMS AND CONDITIONS OF BONUSES.  The Special Committee shall determine from time to time and in its sole discretion the provisions, terms and conditions of each Bonus, including, but not limited to, the amount of each Bonus, employment requirements, termination of employment provisions, and all other terms and conditions, subject to the following:

(a)           Form of Retention Award Agreement.  Each Bonus granted under this Program shall be evidenced by a written Retention Award Agreement in such form (which need not be the same for each Employee) as the Special Committee approves, but which is consistent with this Program.

(b)           Date of Bonus.  The initial date of grant of all Bonuses under this Program will be as of December 31, 2005.  Thereafter, the date of any grant of a Bonus under this Program will be the date on which the Special Committee makes the determination to grant such Bonus, unless otherwise specified by the Special Committee.  A Retention Award Agreement evidencing the Bonus will be delivered to the Employee for his execution within a reasonable time after the date of grant of a Bonus.

(c)           Payment.  All Bonuses granted under the Program are part of the Settlement Proceeds to be obtained by the Company pursuant to the Settlement Agreement.  No Bonuses will be paid unless the Settlement Agreement obtains Court Approval and until the Effective Time of Settlement and distribution of the Settlement Proceeds.

(d)           Employment.   Nothing in this Program, any Retention Award Agreement or any Bonus alters the employment at-will relationship between the Company and its Employees. The Company shall have the right at any time to terminate the employment of any Employee.  Notwithstanding this right of termination, however, if an Employee’s employment with the Company prior to the Effective Time of Settlement is terminated (a) by the Company, for any reason other than for “Cause,” including death or Disability, or (b) by an Employee, because the Company has changed any of the material terms of an Employee’s employment (e.g. job duties, existing remuneration and benefits, place of work) and such change has made an Employee’s job substantially more onerous for such Employee, then, such Employee shall be entitled to, and the Company shall pay, such Employee his Bonus at the time and on the terms otherwise specified in the Employee’s Retention Award Agreement.  Subject to the provisions of a particular Retention Award Agreement, on termination of an Employee’s employment with the Company, any Bonus awarded to such Employee shall be forfeited by the Employee.  Upon any forfeiture, all rights of the Employee with respect to his Bonus and his Retention Award Agreement shall cease and terminate without any further obligation on the part of the Company.   The Special Committee will have discretion to determine whether the employment of any Employee has terminated and the date on which such employment terminates or has terminated and whether the Employee’s employment terminated as a result of the Disability or death of the Employee.

(e)           Non-Assignability.  No Employee may assign, pledge or otherwise dispose of any of his rights, obligations or interests in a Bonus or a Retention Award Agreement, otherwise than by will or by the laws of descent and distribution.

(f)            Withholding Taxes.  The Special Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of federal or state income taxes or other taxes with respect to any Bonus.   Prior to payment of any Bonus, the Company will withhold, or cause to be withheld, from any Bonus all income, employment and other taxes and benefits as the Company deems necessary to satisfy the Employee’s obligations pursuant to any and all laws or government regulations or rulings, or if applicable, employee benefit plans.

(g)           No Offset.   The Company does not have, and will not attempt to exercise, any right of offset, recoupment, counterclaim or similar right to reduce or excuse payment of any Bonus for any claim or payment, except with regard to the obligations set forth in Section 6(f) above.

(h)           Modification, Extension And Renewal.  The Special Committee shall have the power to modify, cancel, extend or renew any and all Retention Award Agreements and to authorize the grant of new Bonuses and the entry of new Retention Award Agreements in substitution therefor, provided that any such action may not, without the written consent of the effected Employee, impair any rights under any Bonus and Retention Award Agreement previously granted to such Employee.

7.             INTERPRETATION.  Subject to Court Approval, the Special Committee shall have full and sole power and authority to interpret, construe and administer the Program and all Retention Award Agreements and shall prescribe such rules and regulations in connection with the operation of the Program as it determines to be advisable for the administration of the Program.  The Special Committee’s interpretations and construction of the Program, all Retention Award Agreements and all Bonuses, and all actions hereunder and thereunder, including, but not limited to the amount of and the recipient of any Bonus, shall be binding and conclusive on the Company and on all other persons and entities for all purposes.  None of the individual members of the Special Committee, the Special Committee, the Company or any officer or director of the Company, shall be liable to any person or entity, including any Employee and his representatives, heirs or agents, for any action taken or omitted to be taken, in connection with the interpretation and administration of this Agreement unless attributable to his or its lack of good faith.

8.             EFFECT OF PROGRAM.  Neither the adoption of this Program nor any action of the Special Committee shall be deemed to give any Employee any right to be granted a Bonus or any other rights except as may be evidenced by the Retention Award Agreement, or any amendment thereto, duly authorized by the Special Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.  The existence of the Program, the Retention Award Agreements, and the Bonuses granted thereunder shall not affect in any way the right of the Special Committee to make, authorize or approve any change, amendment or modification in the Settlement Agreement or any other corporate act or proceeding by or for the Company that the Special Committee is authorized or empowered to take on behalf of the Company.

(a)           NO EFFECT ON RETIREMENT AND OTHER BENEFIT PROGRAMS.  This Program is not a “retirement plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended.  For purposes of any retirement or employee benefit plans of the Company, including its 401K plan, any payments made pursuant to this Program or any Retention Award Agreement shall be subject to the terms and conditions, including the method of computing compensation or contributions, of any retirement or employee benefit plan of the Company as they exist at the Effective Time of Settlement.

9.             AMENDMENT OR TERMINATION OF PROGRAM.  The Special Committee in its sole discretion may, at any time and from time to time after the date of adoption of this Program, terminate or amend the Program in any respect, including amendment of any form of Retention Award Agreement to be executed pursuant to this Program.  No Bonus may be granted after the Effective Date of Settlement.  Any amendment or termination of the Program shall not affect Bonuses previously granted and the respective Retention Award Agreement, and such Bonuses and Agreements shall remain in full force and effect as if the Program had not been amended or terminated, unless agreed otherwise in a writing signed by the effected Employee or his representative.

10.           EFFECTIVE DATE AND TERM OF PROGRAM.  The Program as set forth herein is effective as of December 31, 2005, and shall continue in force and effect until both of the following events have occurred: (a) the Effective Time of Settlement, and (b) the distribution of the Bonuses to Company employees pursuant to the terms of this Program and the Retention Award Agreements entered into by the Company under this Program.

11.           GOVERNING LAW.  The Program shall be construed and interpreted in accordance with the laws of the State of Texas (without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction).  Litigation concerning any dispute over the interpretation or enforcement of this Program will be filed and resolved in a federal or state court in Tarrant County, Texas.

12.           INTERPRETIVE MATTERS.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa.  The term “include” or “including” does not denote or imply any limitation.  The captions and headings used in the Program are inserted for convenience and shall not be deemed a part of the Program for construction or interpretation.